Exhibit 10.30

           AMENDED AND RESTATED COMMERCIAL REVOLVING LOAN, TERM LOAN
                            AND SECURITY AGREEMENT

         AGREEMENT made December 28, 1995, among LUNN INDUSTRIES, INC., a Delaware corporation, with a place of business located at 1 Garvies Point Road, Glen Cove, New York ("Lunn"), ALCORE INC., a Delaware corporation with a place of business located at 1324 Brass Mill Road, Belcamp, Maryland 21017 ("Alcore") (Lunn and Alcore each a "Borrower" and collectively, "Borrowers") and FLEET NATIONAL BANK OF CONNECTICUT (f/k/a SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION), a national banking association with an office located at One Corporate Center, Hartford, Connecticut 06120 (the "Lender").

                                  Background

         Borrowers and Lender have previously entered into a Commercial Revolving Loan, Term Loan and Security Agreement dated May 21, 1993 (as amended and modified from time to time, the "Loan Agreement").

         Various Events of Default are now existing under the Loan Agreement by reason of which Lender has no obligation to make any additional Loans and has full legal right to exercise all remedies under the Loan Agreement. Borrower has requested that the Lender amend and restate the Loan Agreement in order to permit (i) certain of the Obligations to be paid and (ii) Borrower to enter into financing transactions with Gibraltar and Lender is willing to do so upon the terms and conditions contained herein.

                           AMENDMENT AND RESTATEMENT

         As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Loan Agreement shall be deemed amended and restated in their entirety provided, however, that nothing contained in this Agreement shall impair, limit or affect the Liens heretofore granted, pledged and/or assigned to Lender as security for the Obligations to Lender under the Loan Agreement.

                                   Agreement

         In consideration of the Background, which is incorporated by reference and the mutual considerations contained in this Agreement, the Borrowers and the Lender, intending to be bound legally, agree as follows:

                                  ARTICLE I.

                                  Definitions

         (a) Unless otherwise defined, all accounting terms set forth in this Agreement shall be construed, and all computations or classifications of assets, liabilities, income and expenses shall be made or determined in accordance with GAAP, as defined below. As used herein, or in any certificate, document or report delivered pursuant to this Agreement or any other Financing Agreement, as defined below, the following terms shall have the following meanings:

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         (a) "Accounts" shall have the definition assigned in Section 8.1(i).

         (b) "Account Debtor" and "Account Debtors" shall mean the person or entity or persons or entities obligated to the Borrower upon the Accounts.

         (c) "Agreement" shall mean this Amended and Restated Commercial Revolving Loan, Term Loan and Security Agreement as the same may be amended, supplemented or otherwise modified from time-to-time.

         (d) "Base Rate" shall mean the interest rate publicly announced by the Lender from time-to-time as its Base Rate. The Base Rate may not be the Lender's lowest or most favorable rate.

         (e) "Borrower" and "Borrowers" shall have the meaning ascribed to such term in the Preamble of this Agreement.

         (f) "Business Day" shall mean any day other than a day on which commercial banks in the state of Connecticut are required or permitted by law to close.

         (g) "Closing Date" shall mean December 28, 1995 or such other date as may be agreed to by the parties hereto.

         (h) "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

         (i) "Collateral" means the property of the Borrowers described in
Article VIII hereof.

         (j) "Contract Rate" shall mean (i) for the First Period, the Base Rate, and (ii) for the Second Period, ten percent (10%) per annum subject to increase upon exercise by Borrower of the Interest Rate ("Fixed Rate") Option, provided, however, that the maximum Fixed Rate shall not exceed twenty percent (20%) per annum.

         (k) "Debt" shall mean all indebtedness, liabilities and obligations arising under and in any way related to the financing accommodations set forth in this Agreement including, without limitation, the indebtedness of the Note.

         (l) "Default Rate" shall mean the then applicable Contract Rate plus four percent (4%) per annum.

         (m) "Dollar" and the sign "$" shall mean lawful money of the United States of America.

         (n) "Effective Net Worth" shall mean, for any period, Tangible Net Worth plus any liability of Borrowers to any party, the payment of which is subordinated to the payment of the Gibraltar Indebtedness.

         (o) "Equipment" shall have the definition assigned in Section 8.1(v) hereof.


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         (p) "Excess Cash Flow Payment" shall have the definition assigned in
Section 2.1 hereof.

         (q) "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may be supplemented or amended from time-to-time.

         (r) "Event of Default" shall have the definition assigned in
Section 9.1 hereof.

         (s) "Excess Cash Flow" shall mean, for any fiscal period, for Lunn and its Subsidiaries on a consolidated basis, the sum of (a) net income plus taxes, interest, depreciation and amortization less (b) regularly scheduled payments of principal and interest on Gibraltar Indebtedness (exclusive of repayments of outstanding revolving loans), Grill Leasing Indebtedness and Limco Indebtedness, (c) capital expenditures not more than $250,000 in any fiscal year and (d) $350,000.

         (t) "Financing Agreement" or "Financing Agreements" shall mean this Agreement, the Note, the Warrant and all other agreements or documents executed in connection herewith, together with any amendments, supplements or modifications hereto or thereto.

         (u) "First Period" shall mean the period commencing on the Closing Date and ending on December 27, 1997.

         (v) "GAAP" means generally accepted accounting principles.

         (w) "Gibraltar" shall mean Gibraltar Corporation of America.

         (x) "Gibraltar Indebtedness" shall mean Indebtedness for money borrowed due and owing to Gibraltar under the Gibraltar Loan Agreement.

         (y) "Gibraltar Loan Agreement" shall mean the Financing Agreement dated the date hereof between Lunn and Gibraltar.

         (z) "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative judicial, regulatory or administrative functions of or pertaining to government any court arbitrator.

         (aa) "Grill Leasing Indebtedness" shall mean Indebtedness due and owing to Grill Leasing in connection with the Asset Purchase Agreement dated December, 1994 between Lunn and Limco.

         (bb) "Insolvent" or "Insolvency" shall mean the failure to pay debts as they mature or when the fair market value of assets is less than the Person's liabilities.

         (cc) "Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement dated as of December 28, 1995 between Lender and Gibraltar.

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         (dd) "Interest Rate Option" shall mean the option of Borrower to omit payment of the Excess Cash Flow Payment on any Required Payment Date by electing instead to increase the then current Contract Rate by an additional two and one half percent per annum (2.50%).

         (ee) "Inventory" shall have the definition  assigned in Section
8.1 (viii) hereof.

         (ff) "Lender" shall have the meaning ascribed to such terms in the Preamble.

         (gg) "Liabilities" shall mean, at any given time, all liabilities of Borrowers on a consolidated basis which would be classified as liabilities under GAAP.

         (hh) "Limco" shall mean Limco Manufacturing, Inc.

         (ii) "Limco Indebtedness" shall mean Indebtedness due and owing to Limco in connection with the Asset Purchase Agreement dated December 12, 1994 between Lunn and Limco.

         (jj) "Loan" shall mean the Term Loan.

         (kk) "Long Term Liabilities" shall mean, at any given time, all Liabilities of Borrowers determined on a consolidated basis which would be classified as long term liabilities under GAAP.

         (ll) "Net Income" shall mean for any given period, the net income of Borrowers determined on a consolidated basis, computed in accordance with GAAP.

         (mm) "Note" shall mean the Amended and Restated Subordinated Term Note described in Section 2.1 hereof.

         (nn) "Obligations" shall mean all loans, advances, interest, indebtedness, liabilities, obligations, guaranties, covenants and duties of every kind and description at any time owing by the Borrowers to the Lender, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising including, but not limited to, the indebtedness, liabilities and obligations arising under this Agreement, the Note and the other Financing Agreements, and all reasonable costs, expenses, fees, charges, and attorneys, paralegals and other professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection and defense of this Agreement, the Note, the other Financing Agreements, any related agreement, document or instrument, the Collateral and the rights and remedies. hereunder or thereunder.

         (oo) "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         (pp) "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

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         (qq) "Plan" shall mean any employee benefit plan or other plan maintained for employees covered by Title 10 of ERISA.

         (rr) "Required Payment Date" shall have the meaning assigned to such term in Section 2.2(b) hereof.

         (ss) "Security Interests" shall mean a valid and enforceable second priority lien upon, pledge of, and security interest in the Collateral.

         (tt) "Second Period" shall mean the period commencing on December 28, 1997 and at all times thereafter.

         (uu) "Subsidiary" and "Subsidiaries" shall mean any corporation or corporations of which more than 50% of the outstanding shares of stock of each class having ordinary voting power is at the time owned by the Borrower or by one or more Subsidiaries.

         (vv) "Tangible Net Worth" shall mean, for any period, stockholders' equity, less the aggregate amount of intangible assets, less the aggregate principal amount of all loans outstanding from Borrowers to any officer, director and/or shareholder, less advances to Borrowers' trade suppliers constituting prepayment for merchandise purchases, all as determined on a consolidated basis for Borrowers in accordance with GAAP.

         (ww) "Term" shall mean from December 28, 1995 through December 27,
2005.

         (xx) "Term Loan" shall have the definition assigned in Section 2.1 hereof.

         (yy) "Term Note" shall have the definition assigned in Section 2.1 hereof.

         (zz) "Transaction Expenses" shall mean all reasonable legal, search and filing fees, and all other reasonable expenses that may be incurred or sustained by the Lender or any of its authorized agents in connection with the transaction contemplated herein, whether or not the transaction is consummated, including, without limitation, expenses related to due diligence efforts and the negotiation and preparation of this Agreement and the other Financing Agreements, in perfecting, preserving and enforcing the Lender's Security Interest, in rendering advice with respect to this Agreement, the other Financing Agreements and the Term Loan.

         (aaa) "Warrant" shall mean the Warrant issued by Lunn to Lender to purchase 400,000 shares of the common stock of Lunn attached hereto as Exhibit 1.1.

         1.2 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Connecticut shall have the meaning given therein unless otherwise defined herein; provided, however, that to the extent that the creation, validity, attachment, perfection, priority, maintenance or continuation of a security interest in any Collateral (or the effect of any such matters) is governed by the laws of any other

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jurisdiction, such terms shall have the meanings given to them in the Uniform
Commercial Code as adopted in such other jurisdiction for the purposes of the provisions hereof pertaining to the creation, validity, attachment, perfection, priority, maintenance or continuation of a security interest in such Collateral (or the effect of any such matters).

         1.3 Other Terms and Computation of Time Periods. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include other genders. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

                                  ARTICLE II.

                                     Loans

         2.1 Acknowledgment. Subject to the terms and conditions set forth in this Agreement prior to its restatement, Lender has made advances to Borrowers. Borrowers hereby affirm and acknowledge that as of December 28, 1995 there were outstanding loans and advances in the aggregate principal amount of $3,365,197.73 including accrued interest thereon and costs and expenses (collectively, the "Amount") and that the Amount was due and owing without defense, setoff or counterclaim of any kind or nature. As of December 28, 1995, Gibraltar entered into financing arrangements with Borrowers pursuant to which Gibraltar has agreed upon certain terms and conditions to make loans and provide other financial accommodations to Borrowers as a result of which the Amount has been reduced to $500,000. Such sum of $500,000 (the "Term Loan") is now represented by the Amended and Restated Subordinated Term Note (the "Term Note"), the principal amount of which is payable at the end of the Term subject to acceleration upon the occurrence of an Event of Default under this Agreement and subject to prepayment as set forth below. Subject to the terms and conditions contained in this Agreement, the Lender has recast the Amount into a $500,000 term loan as evidenced by and on the terms and conditions of the Term Note, a copy of which is attached hereto as Exhibit 2.1.

         2.2  Mandatory Prepayments.

               (a) When Borrowers sell or otherwise dispose of any Collateral (other than Inventory in the ordinary course of business) Borrowers shall, subject to the terms of the Intercreditor Agreement, repay the principal amount of the Obligations and the interest thereon and other Obligations if not otherwise paid in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

               (b) Borrowers shall prepay the outstanding principal amount of the Term Note and the interest thereon in an amount equal to thirty percent

(30%) of Excess Cash Flow for the fiscal year ending December 31, 1998 and for each fiscal year thereafter until the Loan is paid in full (the "Excess Cash Flow Payment") payable upon delivery of the financial statements to Lender referred to in and required by Section 7.1(a)(ii) but in any event not later than ninety (90) days after the end of each such fiscal year (the "Required Payment Date"). In the event that any financial statement is not so delivered, then a calculation based upon estimated amounts shall be made by Lender upon which calculation Borrower shall make the prepayment required by this Section 2.2, subject to adjustment when the financial statement is delivered to Lender as required hereby. The calculation made by Lender shall not be deemed a waiver of any rights Lender may have as a result of the failure by Borrowers to deliver such financial statement.

               (c) In the alternative, and in lieu of making the Excess Cash Flow Payment, Borrowers shall have the right to exercise the Interest Rate Option. The exercise of the Interest Rate Option shall be (i) in writing, (ii) delivered to Lender no later than five (5) Business days prior to any applicable Required Payment Date, (iii) irrevocable, with respect to each Cash Flow Payment as to which it is being exercised and (iv) effective as to an increase in the then current Contract Rate retroactive to January 1 of each such fiscal year.

         2.3   Voluntary Prepayments

               (a) Borrowers may prepay the principal amount of the Term Loan in part or in full at any time without premium or penalty except as provided in (b) below.

               (b) The Borrowers may prepay the Term Loan in full on or prior to March 31, 1996 upon (a) payment to Lender of Three Hundred Thousand dollars ($300,000) and (b) issuance to Lender of warrants to purchase 100,000 shares of the common stock of Lunn pursuant to a warrant agreement in the form attached hereto as Exhibit 2.3.

                                 ARTICLE III.

                     Interest, Terms, Repayments and Fees

         3.1   Interest.

         (a) Interest Rate. Subject to the next succeeding sentence, interest on the Loan shall be payable in arrears on the last day of each month. During the First Period, interest on the Loan shall accrue at the Contract Rate and shall be added to and become part of the principal balance of the Term Loan. Interest charges shall be computed at a rate per annum equal to the Contract Rate; provided, however, that after the occurrence of an Event of Default and for so long as such Event of Default continues, interest charges shall, at Lender's option, be computed at a rate per annum equal to the Default Rate.

         (b) Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

         (c) Lawful Interest. The Borrowers and the Lender intend that the rate of interest and all other charges to the Borrowers be lawful. If for any reason the payment of a portion of interest, fees or charges required by this Agreement or the Note would exceed the limit established by applicable law which the Lender may charge to the Borrowers, then the Borrowers' obligation to pay interest or charges shall automatically be reduced to such limit and, if the Borrowers shall pay any amounts in excess of such limits, then the Lender shall
(i) apply such amounts to the unpaid principal amount of the Obligations or (ii) refund such amounts to the Borrowers, so that under no circumstances shall the interest or charges required hereunder exceed the maximum rate allowed by law.

         3.2   Term.

         (a) Term Loan. Unless the Lender accelerates payment as the result of an occurrence of an Event or Default, the Term Loan shall be repaid at the end of the Term, subject to prepayments as set forth herein.

         3.3 Repayments. The Lender shall credit any payments made by the Borrowers to the Lender first to late charges, costs and expenses, then to accrued and unpaid interest and then to the outstanding principal balances due under the Term Loan in the inverse order of maturity, in the Lender's sole discretion.

                                  ARTICLE IV.

                         Funding and Yield Protection

         4.1 Increased Costs. In the event that any applicable law, treaty, regulation or official directive from any government, governmental agency or regulatory authority, or the interpretation or application thereof by any court or governmental authority, or compliance by the Lender with any request or directive, whether or not having the force of law, from any central bank or government, governmental agency or regulatory authority, shall:

         (a) subject the Lender to any tax with respect to this Agreement or the Loan, except taxes on the overall net income of the Lender, or change the basis of taxation of payments to the Lender of principal, interest or any other amount payable hereunder, except for change" in the rate of tax on the overall net income of the Lender;

         (b) impose, modify or hold applicable any deposit, insurance, reserve, special deposit, capital maintenance or similar requirements against assets held by, or deposits in or for the account of, or advances or loans or commitments to make the Loan, or other credit extended by, the Lender including, without limitation, pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

         (c) impose on the Lender any other condition with respect to this Agreement, the Note or the Loan and the result of any of the foregoing is (i) to increase the cost to the Lender of making, renewing or maintaining the Loan, or any part thereof, by an amount that the Lender reasonably deems to be material, or (ii) to reduce the income receivable by or return on equity of the Lender by an amount that the Lender reasonably deems to be material, or (iii) to impose any expense upon the Lender with respect to the Loan, then, in any case, the Borrowers agree to pay promptly to the Lender, upon its demand, such additional amount that will compensate the Lender for such additional costs, reduction in income or expenses as the case may be (collectively the "Additional Costs"). The Lender shall certify the amount of such Additional Costs to the Borrowers, and such certification, absent demonstrable error, shall be deemed conclusive.

         4.2 Capital Adequacy Protection. If the Lender shall have determined that (i) the adoption of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or (ii) any change in the interpretation or administration thereof by any applicable governmental authority, central bank or comparable agency, or (iii) compliance by the Lender with any request or directive regarding capital adequacy, whether or not having the force of law and whether or not failure to comply therewith would be unlawful, so long aa the Lender believes in good faith that such has the force of law or that the failure to so comply would be unlawful, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of the Lender's obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance, taking into consideration the Lender's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Lender's capital was fully utilized prior to such adoption, change or compliance, by an amount deemed by the Lender in its reasonable judgment to be material, then, upon demand, the Borrowers shall pay immediately to the Lender, from time-to-time as specified by the Lender, such additional amount. as shall be sufficient to compensate the Lender for such reduced return, together with interest on each such amount from the date of such specification by the Lender until payment in full thereof at the then current rate of interest due under the Term Loan. A certificate of the Lender setting forth the amount to be paid to it shall, in the absence of demonstrable error, be deemed conclusive. In determining such amount, the Lender shall use any reasonable averaging and attribution methods. The Borrowers may, however, avoid paying such amounts for future rate of return reductions if, within the maximum borrowings permitted herein, the Borrowers borrow such amounts as will cause the Lender to avoid any such future rate of return reductions which would otherwise be caused by such changed capital adequacy requirements or the Borrowers agree to a reduction in the Loan to achieve the same result.




                                  ARTICLE V.

                             Conditions of Lending

         5.1 The Borrowers agree that the Lender's obligation to extend the Term Loan is subject to fulfillment by the Borrowers of the following conditions precedent, all in form, scope and substance reasonably satisfactory to the Lender and its counsel:

         (a) Evidence of Corporate Action. The Lender shall have received certified copies of all corporate action taken by each of the Borrowers to authorize the execution, delivery and performance of this Agreement, the Note, the Warrant, the other Financing Agreements, and the borrowings to be made hereunder, together with copies of the Borrowers' Certificates of Incorporation and Bylaws, all amendments thereto, and such other papers as the Lender or its counsel may reasonably require, including, without limitation, certificates of good standing, qualification and tax clearance.

         (b) Note. The Lender shall have received the duly executed Term Note drawn to its order.

         (c) Financing Statements. The Lender shall have received from the Borrowers (i) duly executed Financing Statements on Form UCC-1 and (ii) such other documents as the Lender deems reasonably necessary or proper to perfect its security interest in the Collateral.

         (d) Insurance. The Lender shall have received evidence of insurance in such amounts and with such companies reasonably satisfactory to the Lender, and the Lender shall be named as a loss payee on all such insurance.

         (e) Senior Financing. The Borrowers shall have closed its financing arrangements with Gibraltar.

         (f)  Warrant. The Lender shall have received a duly executed Warrant.

         (g) Opinion of Counsel. The Lender shall have received a written opinion of counsel to the Borrowers in the state of New York, accompanied by such supporting documents as the Lender or its counsel may reasonably require.

         (h) Transaction Expenses. The Borrowers shall have paid the Transaction Expenses incurred through the date of this Agreement.

         (i) Material Adverse Change. Since September 5, 1995, (i) there shall have occurred no material depreciation in the value of the Collateral, (ii) there shall have occurred no material adverse change in the operation, financial condition or business prospects of the Borrowers, (iii) no litigation shall have been commenced or threatened which, if successful, would have any material adverse effect on the operation or challenge the transactions contemplated by this Agreement, financial condition or business prospects of the Borrowers, (iv) no event which with the giving of notice or passage of time or both, would constitute an Event of Default, if any, shall have occurred or be continuing, and (v) no representations made or information supplied to the Lender shall have proven to be inaccurate or misleading in any material respect.

         (j) Other. The Lender shall have received such other documents as the Lender deems reasonably necessary.

                                  ARTICLE VI.

                        Representations and Warranties

         6.1   Each of the Borrowers represents and warrants to the Lender that:

         (a) Good Standing and Qualification. Each of the Borrowers is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of the Borrowers has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary.

         (b) Corporate Authority. The Borrowers have full corporate power and authority to enter into and perform the obligations contained in this Agreement, to make the borrowings contemplated herein, to execute and deliver the Note, the Warrant and the other Financing Agreements and to incur the obligation. provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action. No other consent or approval or the taking of any other action in respect of shareholders or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Note, the Warrant or any of the other Financing Agreements. The execution and delivery of this Agreement is for valid corporate purposes and will not violate the Borrowers' certificates of incorporation or bylaws.

         (c) Binding Agreements. This Agreement constitutes, and the Note, the Warrant and the other Financing Agreements shall constitute, legal, valid and legally binding Obligations of the Borrowers, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         (d) Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the transactions contemplated by this Agreement, the Note, the Warrant and the other Financing Agreements, except such as have been made or obtained and are in full force and effect, and except for the filing of the notices of assignment in accordance with the compliance with the Assignment of Claims Act, the filing of Financing Statements on Form UCC-1 and the filing with the Office of Patents and Trademarks.

         (e) Brokers. No broker or finder acting on behalf of the Borrowers' brought about the obtaining, making or closing of the Loan made pursuant to this Agreement or the transactions contemplated by the Financing Agreements and the Borrowers have no obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         (f) Litigation. Except as otherwise provided in Schedule 6.1(f), there are no actions, suits, proceedings or investigations pending or, to the knowledge of the officers of the Borrowers, threatened against the Borrowers before any court or administrative agency, which either in any case or in the aggregate, if adversely determined, would materially and adversely affect the financial condition, assets or operations of the Borrowers, or which question the validity of this Agreement, the Note, the Warrant, or any other Financing Agreement, or any action to be taken in connection with the transactions contemplated hereby.

         (g) No Conflicting Law or Agreements. The execution, delivery and performance by the Borrowers of this Agreement, the Note, the Warrant and the other Financing Agreements do not (i) violate any order, decree or judgment, or any provision of any statute, rule or regulation, (ii) violate or conflict with, result in a breach of or constitute, with notice or lapse of time, or both, a default under any shareholder agreement, stock preference agreement, mortgage, indenture or contract to which any of the Borrowers is a party, or by which any of their properties are bound, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of the Borrowers except as contemplated herein.

         (h) Taxes. With respect to all taxable periods of the Borrowers, the Borrowers have filed all tax returns required to be filed by them other than their 1994 federal and state tax returns and have paid all federal, state, municipal, franchise and other taxes shown on such filed returns or have reserved against the same, as required by GAAP. The Borrowers are not the subject of any audit and have not applied for, or been granted, any extension within which to file their tax returns or for an audit to be completed and the Borrowers know of no unpaid assessments against them.

         (i) Financial Statements. The Borrowers have delivered to the Lender the audited balance sheet of the Borrowers as of December 31, 1994, and the related statements of income, retained earnings and cash flows for the fiscal year then ended. Such statements fairly present the consolidated financial condition of the Borrowers as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. There are no liabilities, direct or indirect, fixed or contingent, of the Borrowers as of the date of the balance sheet which are not reflected therein or in the notes thereto, other than liabilities or obligations not material in amount which are not required to be reflected in corporate balance sheets prepared in accordance with GAAP. There has been no material adverse change in the financial condition, business, operations, affairs or prospects of the Borrowers since the date of such financial statements. The Borrowers represent that (i) they are and, after giving effect to the transactions contemplated by this Agreement, they shall not be Insolvent, (ii) they do not have, and shall not have after giving effect to the transactions contemplated by this Agreement, unreasonably small capital, and
(iii) they do not intend to incur, and do not believe that they will incur, debts that would be beyond their ability to pay as such debts mature.

         (j) Existence of Assets and Title Thereto. The Borrowers have good and marketable title to its properties and assets, including the properties and assets reflected in the financial statements referred to above. These properties and assets are not subject to any mortgage, pledge, lien, lease, encumbrance, restriction or charge except those permitted under the terms of this Agreement or as set forth in Schedule 6.1(j), and none of the foregoing prohibit or interfere with the Borrowers' ownership of its assets or the operation of its business.

         (k) Regulations G, T, U and X. The proceeds of the Loan will not be used, directly or indirectly, for any consumer purchases, or for the purposes of purchasing or carrying any margin stock in contravention of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System.

         (l) Compliance. The Borrowers are not in default with respect to or in violation of any order, writ, injunction or decree of any court or of any Governmental Body, or in violation of any law, statute, rule or regulation to which they or their properties are subject, where such default or violation would materially and adversely affect the financial condition of the Borrowers. The Borrowers represent that they have not received notice of any such default from any party which has not been cured. The Borrowers are not in default in the payment or performance of any of their obligations to any third parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which they are a party or by which any of their assets or properties are bound.

         (m) Leases. The Borrowers enjoy quiet and undisturbed possession under all leases under which they are operating, and all such leases are valid and existing and the Borrowers are not in default under any of their leases. The leases to which the Borrowers are currently a party are set forth on the attached Schedule 6.1(m).

         (n) Pension Plans. (i) To the best of the Borrowers' knowledge, no fact exists in connection with any Plan of the Borrowers which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. A list of all of the Borrowers' Plans are set forth on Schedule 6.1(n);

               (ii) No "prohibited transaction" within the meaning of ERISA or the Code exists or will exist upon the execution and delivery of this Agreement, or the performance by the Borrowers of their obligations hereunder;

               (iii) The Borrowers agree to do all acts including, but not limited to, making all contributions necessary to maintain compliance with ERISA and the Code and agree not to terminate any Plan in a manner or do or fail to do any act which could result in the imposition of a lien on any of their property pursuant to ERISA;

               (iv) The Borrowers do not sponsor or maintain, and have never contributed to, and have not incurred any withdrawal liability under a "multi-employer plan" as defined by ERISA and the Borrowers do not have any written or verbal commitment to establish, maintain or contribute to any "multi-employer plan" under the Multi-employer Pension Plan Amendment Act of 1980;

               (v) The Borrowers have no unfunded liability in contravention of ERISA and the Code;

               (vi) The Plan complies currently, and has complied in the past, both as to form and operation, with the terms and provisions of the Code and ERISA, and all applicable regulations thereunder and all rules issued by the Internal Revenue Service, U.S. Department of Labor and the PBGC and as such, is and remains a "qualified" plan under the Code;

               (vii) No actions, suits or claims are pending against any Plan, or the assets of any Plan;

               (viii) The Borrowers have performed all obligations required to be performed by it under the Plans and the Borrowers are not in default, or in violation of any Plan, and has no knowledge of any such default or violation by any other party to the Plans;

               (ix) No liability has been incurred by the Borrowers to the PBGC or to participants or beneficiaries on account of any termination of a Plan subject to Title IV of ERISA, no notice of intent to terminate a Plan has been filed by, or on behalf of, the Borrowers pursuant to Section 4041 of ERISA and no proceeding has been commenced by the PBGC pursuant to Section 4042 of ERISA;

               (x) The reporting and disclosure provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 have been complied with for all such Plans.

         (o) Deferred Compensation Arrangements. Except as set forth in
Schedule 6.1(o), the Borrowers have not entered into employment contracts or deferred compensation plans, incentive compensation plans, executive compensation plans, arrangements or commitments, other than normal policies regarding holidays, vacations and salary continuation during short periods of illness. With respect to any such plan, arrangement or commitment:

               (i) Each plan, arrangement, or commitment complies currently, and has complied in the past, both as to form and operation with the terms and provisions of the Code and ERISA and all applicable laws, rules and regulations;

               (ii) The disclosure and reporting provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 have been satisfied;

               (iii) Each plan and arrangement set forth in Schedule 6.1(o) is legally valid and binding and is in full force and effect;

               (iv) The Borrowers have made all contributions required to be made under such plan, arrangement, or commitment and no contributions are currently due and owing;

               (v) There are no actions, suits or claims pending, or, to the best of the Borrowers' knowledge which could be reasonably expected to be asserted against any such plan, arrangement, or commitment;

               (vi) The Borrowers have performed all obligations required to be performed by it under each plan, arrangement, or commitment and the Borrowers are not in default or in violation of, and the Borrowers have no knowledge of any such default or violation by any other party to any and all such plans or arrangements.

         (p) Office. The chief executive office and principal place of business of the Borrowers, and the office where their records concerning the Collateral are kept are as set forth on the attached Schedule 6.1(p).

         (q) Places of Business. The Borrowers have no other places of business and locate no Collateral, specifically including books and records, at any location other than those set forth on the attached Schedule 6.1(q).

         (r) Contingent Liabilities. The Borrowers are not a party to any suretyship, guarantyship, or other similar type agreement; and they have not offered their endorsement to any Person or acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the financial statements referred to above.

         (s) Contracts. The Borrowers are not a party to any contract, governmental or otherwise, which is currently subject to renegotiation, and the Borrowers are not in default of any material contract.

         (t) Union Contracts. The Borrowers are not a party to any collective bargaining or union agreement, except as set forth on the attached Schedule 6.1(t). The union contracts set forth on Schedule 6.1(t) are in full force and effect and are not currently subject to renegotiation. The Borrowers are in material compliance with the terms and conditions of all such union contracts and know of no threatened work stoppage by any union members.

         (u) Stock Matters. There are no options or rights outstanding to purchase any of the Borrowers' capital stock except as set forth on the attached
Schedule 6.1(u). The authorized capital stock of Lunn consists of 20,000,000 shares of common stock, $.01 par value per share, 7,508,650 of which shares are outstanding. The authorized capital stock of Alcore consists of 1000 shares of common stock, no par value per share, 1000 of which shares are outstanding. All of such shares are fully paid and non-assessable, are not and will not have been, issued in violation of any federal or state law pertaining to the issuance of any securities or any preemptive rights. No issued, no authorized but unissued and no treasury shares of capital stock of any Borrower are subject to any preemptive rights, irrevocable proxy, shareholder or voting agreement, option, warrant, right of conversion or purchase or any similar right except as set forth in Schedule 6.1(u).

         (v) Licenses. The Borrowers have all licenses, permits, approvals and other authorization required by any Governmental Body, or from any licensing entity necessary for the conduct of their businesses, all of which the Borrowers represent to be current, valid and in full force and effect.

         (w) Collateral. a. The Borrowers are and shall continue to be the sole owner of the Collateral free and clear of all liens, encumbrances, security interests and claims, except (X) the Security Interests and (Y) the security interests of Gibraltar and as listed on the attached Schedule 6.1(w). The Borrowers are fully authorized to sell, transfer, pledge or grant to the Lender the Security Interest in the Collateral. All documents and agreements relating to the Collateral shall be true and correct and in all respects what they purport to be. All signatures and endorsements that appear thereon shall be genuine and all signatories and endorsers shall have full capacity to contract. None of the transactions underlying or giving rise to the Collateral shall violate any applicable laws or regulations of any Governmental Body. All documents relating to the Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; and each of the Borrowers agrees to defend the Collateral against the claims of all persons other than the Lender.

               (ii) The Financing Statements on Form UCC-l in appropriate form have been filed in the offices specified in Schedule 6.1(w)(ii) and the Security Interests constitute valid and perfected security interests in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other liens and rights of others therein other than Gibraltar.

               (iii) If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Borrowers' agents or processors, the Borrowers shall (X) notify such warehouseman, bailee, agent or processor of the Security Interests created hereby, and (Y) instruct such warehouseman, bailee, agent or processor to hold all such Collateral for the Lender's account subject to the Lender's instructions and subject to the Intercreditor Agreement.

         (x) Accounts. Each Account is, or at the time it comes into existence, will be, a true and correct statement of: (A) the bona fide indebtedness of each Account Debtor; and (B) the amount of the account for merchandise sold and delivered to, or for services performed for and accepted by, such Account Debtor, net of any charges, adjustments, discounts or other reductions whatsoever.

         (y) Financial information. All financial information submitted by the Borrowers to the Lender, whether previously or in the future, is and will be true and correct in all material respects, and is and will be complete insofar as may be necessary to give the Lender a true and accurate knowledge of the subject matter.

         (z) Environmental Health and Safety Laws. The Borrowers have not received any notice, order, petition, or similar document in connection with or arising out of any violation or possible violation of any environmental health or safety law, regulation or order which violation has not been cured, and the Borrowers know of no basis for any such violation or threat thereof for which it may become liable, except as set forth on the attached Schedule 6.1(z).

         (aa) Parent, Affiliate or Subsidiary Corporations. Lunn has no parent corporation and is the parent corporation of Alcore. Except as set forth on the attached Schedule 6.1(aa), the Borrowers have no other affiliate or subsidiary corporations.

         (bb) Officers and Directors. The officers and directors of the Borrowers are as set forth on the attached Schedule 6.1(ab).

         (cc) Intellectual Property. Each Borrower and its Subsidiaries owns, or is licensed to use, all trademarks tradenames, copyrights, technology, know-how and processes believed to be necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a material adverse affect on its business. No claim has been asserted or is pending by any Person challenging or questioning the use of any of the foregoing or the validity or effectiveness of any of the foregoing, and the Borrowers do not know of any valid basis for any such claim. To the best of their knowledge, the use of the foregoing by the Borrowers and their Subsidiaries does not infringe on the valid intellectual property rights of any Person, except for ouch claims and infringements that, in the aggregate, could not reasonably be expected to have a material adverse affect on their businesses.

         (dd) No Material Representations and Omissions. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrowers to the Lender in connection with the negotiation of any of the Financing Agreements or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made not misleading.

                                 ARTICLE VII.

                                   Covenants

         7.1 Affirmative Covenants. Each of the Borrowers covenants and agrees that from the date hereof until payment and performance in full of all Obligations and the termination of this Agreement, the Borrowers shall:

         (a)   Financial Statements. Deliver or cause to be delivered to the
Lender:

               (i) within (45) days after the end of each calendar quarter, commencing with the calendar quarter and ending March 31, 1996, a balance sheet of the Borrowers as of the close of each quarter and statements of income and retained earnings for that portion of the fiscal year-to-date then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during the period, and certified by the president or the chief financial officer of the Borrowers as being accurate and fairly presenting the financial condition of the Borrowers;

               (ii) within 90 days after the close of each fiscal year of the Borrowers consolidated and consolidating audited financial statements including a balance sheet as of the close of such fiscal year and statements of income and retained earnings and statement of cash flows for the year then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during the year and accompanied by a report thereon containing an audit opinion of independent public accountants selected by the Borrowers and reasonably acceptable to the Lender, which opinion shall state that subject to the comments contained therein such financial statements fairly present the financial condition and results of operations of the Borrowers in accordance with GAAP;

               (iii) together with the statements referred to in subparagraph (ii) above, a written statement from the financial and operating officers of the Borrowers certifying that there exists no Event of Default by the Borrowers in the performance of any of its Obligations;

               (iv) simultaneously with the filing thereof with the Securities and Exchange Commission copies of all documents filed with such Commission; and

               (v) promptly upon the Lender's written request from time-to-time, such other information about the financial condition and operations of the Borrowers as the Lender may reasonably request.

         (b) Insurance and Endorsement. (i) Keep its properties and business insured against fire and other hazards (so-called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Lender covering such risks as are herein set forth; maintain public liability coverage, including without limitation, products liability coverage against claims for personal injuries or death; and maintain all worker's compensation, employment or similar insurance as may be required by applicable law.

               (ii) All insurance shall be in amounts reasonably satisfactory to the Lender and shall contain such terms, be in such form, be for such periods, and be written by carriers duly licensed by the state of New York or such other jurisdiction in which the Borrowers operate and reasonably satisfactory to the Lender. Without limiting the generality of the foregoing, such insurance must provide that it may not be cancelled without 30 days prior written notice to the Lender. With respect to the Collateral, and on the Borrowers' All Risk coverage, the Borrowers shall cause the Lender to be endorsed as a loss payee with a long form Lender's Loss Payable Clause, in form and substance reasonably acceptable to the Lender. If the Borrowers fail to provide and maintain the insurance provided for herein, the Lender may, at its option, provide such insurance and charge the amount thereof to the Revolving Loans. The Borrowers shall furnish to the Lender certificates or other satisfactory evidence of compliance with the foregoing insurance provisions. The Borrowers irrevocably appoint the Lender as its attorney-in-fact, coupled with an interest, to make proofs of loss and claims for insurance, and to receive payments of the insurance and execute all documents, checks and drafts in connection with payment of the insurance.

         (c) Taxes and Other Liens. Comply with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against them or their property which, if unpaid, might become a lien or charge against the Borrowers or their properties, except liabilities being contested in good faith and against which, if requested by the Lender, the Borrowers shall set up reserves in amounts and in form reasonably satisfactory to the Lender. Borrowers shall file their 1994 federal and state tax returns no later than January 31, 1996.

         (d) Places of Business. Maintain their chief places of business and chief executive offices and the Collateral at the addresses set forth in the beginning of this Agreement and in Schedule 6.1(p), unless, the Borrowers shall have given the Lender 30 days prior written notice of any change in such places of business.

         (e) Inspections. Allow the Lender by or through any of its officers, attorneys, accountants or other agents designated by the Lender, for the purpose of ascertaining whether or not each and every provision hereof and of the other Financing Agreements, is being performed, to enter the offices and plants of the Borrowers to examine or inspect any of the properties, books and records or extracts therefrom, to make copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts thereof with the Borrowers and its accountants all at such times and as often as the Lender or any representative of the Lender may reasonably request.

         (f) Litigation. Advise the Lender of the commencement or threat of litigation, including arbitration proceedings and any proceedings before any Governmental Body, which is instituted against any of the Borrowers and is reasonably likely to have a material adverse effect upon the condition, financial, operating or otherwise, of the Borrowers or where the amount involved or claimed is Twenty Five Thousand Dollars ($25,000), or more.

         (g) Maintain Existence. Maintain their corporate existence and comply with all applicable statutes, rules and regulations.

         (h) Maintain Assets. Maintain their properties in good repair, working order and operating condition. The Borrowers shall immediately notify the Lender of any event causing material loss in the value of its assets.

         (i) Inventory. Allow the Lender to examine and inspect the Inventory at reasonable times and intervals after receipt of reasonable notice. The Borrowers shall immediately notify the Lender of any event causing material loss or depreciation in value of Inventory and the amount of such loss or depreciation.

         (j) ERISA. Immediately notify the Lender of any event which cause. it to become subject to ERISA and, upon becoming subject thereto, they shall comply in all material respects with ERISA.

         (k) Notice of Certain Events. Give prompt written notice to the Lender of:

               (i) any material dispute that arises between the Borrowers and any Governmental Body or law enforcement agency;

               (ii) any labor controversy resulting or likely to result in a strike or work stoppage against the Borrowers;

               (iii) any proposal by any public authority to acquire the assets or business of the Borrowers;

               (iv) the location of any Collateral other than at the Borrowers' places of business disclosed in this Agreement other than Collateral in transit in the ordinary course of the Borrowers' business;

               (v) any proposed or actual change of the name, identity or corporate structure of the Borrowers;

               (vi) any other matter which has resulted or is likely to result in a material adverse change in the financial condition or operations of the Borrowers;

               (vii) any notice of default received from any landlord where the Borrowers locate Collateral; and

               (viii) any information received by the Borrowers with respect to Accounts that may materially affect the aggregate value thereof or the rights and remedies of the Lender with respect thereto.

         (l) Defaults. Give prompt written notice to the Lender upon the occurrence of any default or of any event which, but for giving of notice or passage of time or both, would constitute an Event of Default, signed by the president or chief financial officer of the Borrowers describing such occurrence and the steps, if any, being taken to cure the default.

         (m) Account Duties. Comply with all laws affecting their business, including, but not limited to, payment of all federal and state taxes with respect to the sales to Account Debtors by the Borrowers and disclosures in connection therewith. The Borrowers agree to indemnify the Lender against and hold the Lender harmless from all claims, actions and losses, including reasonable attorney's fees and costs actually incurred by the Lender arising from any contention, that there has been a failure to comply with such laws.

         (n) Collateral Duties. Do whatever the Lender may reasonably request from time-to-time by way of obtaining, executing, delivering and filing financing statements, assignments, landlord's or mortgagee's waivers, and other notices and amendments and renewals thereof, and take any and all steps and observe such formalities as the Lender may reasonably request in order to create and maintain a valid and enforceable first lien upon, pledge of, and security interest in, the Collateral subject only to the prior security interest of Gibraltar. If the Borrowers fail to timely provide financing statements, the Borrowers authorize the Lender to file financing statements without the signature of the Borrowers and to execute and file such financing statements on behalf of the Borrowers as specified by the Uniform Commercial Code to perfect or maintain its security interest in all of the Collateral. All charges, expenses and fees which the Lender incurs in filing any of the foregoing, together with costs and expenses of any lien search required by the Lender, and any taxes relating thereto, shall be charged to the balance of the Revolving Loans and added to the Obligations.

         (o) Audit by Lender: Fees. Permit the Lender to audit their books and records at such time" and in such manner and detail as the Lender deems, in the Lender's reasonable discretion, are necessary. Without limiting the generality of the foregoing, the Lender shall be allowed to verify the Accounts and Inventory of the Borrowers and to confirm with Account Debtors the validity and amount of Accounts. The Borrowers shall promptly pay the Lender reasonable audit fees and any reasonable out of pocket expenses incurred in connection with any such audit.

         (p) Officers and Directors. Promptly notify the Lender in writing upon any changes or additions to the Borrowers' officers or directors.

         (q) Payment of Principal Interest and Fees. Pay, when due, the payments of principal, interest and other charges under the Note.

         (r) Transaction Expenses. Upon demand, the Borrowers agree to pay all Transaction Expenses to the Lender.
         7.2 Negative Covenants. Each of the Borrowers covenants and agrees that from the date hereof until payment and performance in full of all Obligations and the termination of this Agreement, the Borrowers shall not without the prior written consent of the Lender:

         (a) Encumbrances. Incur or permit to exist any lien, mortgage, charge or other encumbrance against any of their properties or assets, whether now owned or hereafter acquired, except: (i) the Security Interest; (ii) pledges or deposits in connection with or to secure worker's compensation, unemployment or liability insurance; (iii) tax lien which are being contested in good faith and in compliance with this Agreement; (iv) the liens set forth on the attached
Schedule 6.1(w); (v) liens in favor of existing customers which are subordinate to the Lender's lien in the Collateral and secure the products specified in their purchase orders and (vi) liens in favor of Gibraltar.

         (b) Limitation on Indebtedness. Create, incur or guarantee any indebtedness or obligation for borrowed money from, or issue or sell any obligations of the Borrowers to any lender other than the Lender and Gibraltar.

         (c) Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation, or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         (d) Acquisition. Consolidation or Merger. Acquire or merge into or consolidate with or into any corporation.

         (e) Loans. Advances. Investments. Use the proceeds of the Term Loan, either directly or indirectly, to make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment, including without limitation the acquisition of stock of a corporation, or acquire any interest whatsoever in, any other Person.

         (f) Acquisition of Stock of the Borrowers; Dividends. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the capital stock of the Borrowers, whether now or hereafter outstanding, or declare or pay any dividend, or make any distribution to any of their stockholders except as required under the Warrant.

         (g) Sale and Lease of Assets. Sell, lease or otherwise dispose of any of its assets, in excess of Fifteen Thousand Dollars ($15,000) per event or Fifty Thousand Dollars ($50,000) per annum, except for sales of inventory or replacement of equipment having an equal or greater value than the equipment replaced, in the ordinary course of business.

         (h) Name Changes. Change their corporate name" or conduct their businesses under any trade name or style other than as set forth in this Agreement.

         (i) Capital Expenditures. Make any expenditure for any asset which would be a fixed asset, or any expenditures for any leases, including but without limitation capitalized or conditional sales contracts, in excess of $1,000,000 in any fiscal year, on a non-cumulative basis. For the purpose of this covenant, the entire amount paid over the life of any capitalized lease or conditional sales contract shall be deemed to be paid in the first year of such lease or sales contract.

         (j) Prohibited Transfers. Transfer, in any manner, either directly or indirectly, any cash, property, or other assets of the Borrowers to any parent or any of their affiliates or subsidiaries, except to other entities comprising the Borrowers, other than sales made in the ordinary course of business and for fair consideration on terms no less favorable than if such sale had been an arms-length transaction between the Borrowers and an unaffiliated entity.

         (k) No Management Change. Suffer any change in the management of the Borrowers which the Lender deems, in its reasonable discretion, to be a material adverse change.

         (l) Leasebacks. Lease any real estate or other capital asset from any lessor who shall have acquired such property from the Borrowers.

         (m) Business Operations. Engage in any business other than the business in which they are currently engaged or businesses reasonably related thereto.

         (n) Assignment of Claims Act. Take any action or fail to take any action, either directly or indirectly, or cooperate in any way, so as to allow any Person, other than the Lender, to comply with the Federal Assignment of Claims Act.

         7.3 Financial Covenants. Each of the Borrowers agrees and covenants that from the date hereof until the payment and performance in full of the Obligations, and the termination of this Agreement, the Borrowers shall not at any time:

         (a) Debt to Equity Ratio. Permit the ratio of (i) Liabilities less any Liabilities the payment of which is subordinated to the payment of the Gibraltar Indebtedness, to (ii) Effective Tangible Net Worth to exceed 1.50 to 1.00.

         (b) Tangible Net Worth. Permit the Tangible Net Worth of Borrowers on a consolidated basis to fall below $6,800,000 at any time.

         (c) Net Income. For any fiscal year of Borrowers, permit the Net Income of Borrowers on a consolidated basis to fall below $1.00.

         (d) Cash Flow. For any fiscal year of Borrowers on a consolidated basis, permit the ratio of (i) Net Income (computed before net interest expense, taxes, depreciation and amortization) to (ii) the sum of interest expense plus that portion of Long-Term Liabilities (including capitalized lease payments) which have become due and payable during such fiscal year to fall below 1.2 to 1.0.

All financial covenants shall be calculated in accordance with GAAP, applied on a consistent basis with prior years. For purposes of calculating compliance with the financial covenants, all revolving loans outstanding from Gibraltar shall be included in the current liabilities of the Borrowers, except that such revolving loans shall not be included as a current maturity in calculating the cash flow described in subparagraph (d) above.

                                 ARTICLE VIII.

                              Grant of Collateral

         8.1 To secure the prompt payment and performance of the Obligations, the Borrowers pledge, assign, transfer and grant to the Lender a continuing, security interest in, and hereby confirm their prior assignment and grant to Lender of a continuing security interest in the following property of the Borrowers (the "Collateral"):

               (i) All accounts (the "Accounts"), as that term is defined in the Uniform Commercial Code as in effect from time-to-time in the state of Connecticut (the "UCC"), including, without limitation, all accounts receivable, contract rights, book debts, notes, drafts and other forms of obligations, other than forms of obligations or indebtedness evidenced by Chattel Paper or Instruments, as those terms are defined below, now owned or hereafter received or acquired by or belonging or owing to the Borrowers, including, without limitation, under any trade name, style or division thereof, whether arising out of goods sold or services rendered by the Borrowers or from any other transaction, whether or not the same involves the sale of goods or services by the Borrowers, including, without limitation, any such obligation which may be characterized as an account or contract right under the UCC, and all of the Borrowers' rights in, to and under all purchase orders or receipts now owned or hereafter acquired by them for goods or services, and all of the Borrowers' rights to any goods represented by any of the foregoing, including, without limitation, unpaid seller's rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods, and all monies due or to become due to the Borrowers under all purchase orders and contracts for the sale of goods or the performance of services or both by the Borrower, whether or not yet earned by performance on the part of the Borrowers or in connection with any other transaction, now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing;

               (ii) All chattel paper (the "Chattel Paper"), as that term is defined in the UCC, now owned or hereafter acquired by the Borrowers;

               (iii) All contracts, undertakings, franchise agreements or other agreements (collectively, the "Contracts), other than rights evidenced by Chattel Paper, Documents or Instruments, as those terms are defined below, in or under which the Borrowers may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof;

               (iv) All documents (the "Documents"), as that term is defined in the UCC, or other receipts covering, evidencing or representing goods, now owned or hereafter acquired by the Borrowers;

               (v) All equipment (the "Equipment"), as that term is defined in the UCC, now or hereafter owned or acquired by the Borrowers including, without limitation, all machinery, tools, dyes, equipment, furnishings, vehicles and computers and other electronic data processing and other office equipment, any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto;

               (vi) All general intangibles (the "General Intangibles"), as that term is defined in the UCC, now owned or hereafter acquired by the Borrowers including, without limitation, all right, title and interest which the Borrowers may now or hereafter have in or under any Contract, all customer lists, Trademarks (as defined below), Patents (as defined below), right" in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions, whether or not patented or patentable, technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, blueprints, catalogs, materials and records, goodwill including, without limitation, the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, as defined below, claims in or under insurance policies, including unearned premiums, uncertificated securities, deposit accounts, rights to receive tax refunds and other payments and right" of indemnification;

               (vii) All instruments (the "Instruments"), as that term is defined in the UCC, now owned or hereafter acquired by the Borrowers, including, without limitation, all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group or writings that constitute, Chattel Paper;

               (viii) All inventory (the "Inventory"), as that term is defined in the UCC, wherever located, now or hereafter owned or acquired by the Borrowers including, without limitation, all inventory, merchandise, goods and other personal property which are held by or on behalf of the Borrowers for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Borrowers' business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not such inventory is listed on any schedules, assignments or reports furnished to the Lender from time-to-time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of the Borrowers or is held by the Borrowers or by others for the Borrowers' account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of the Borrowers or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons;

               (ix) All Patent Licenses, as defined below, Trademark Licenses, or other licenses of rights or interests now held or hereafter acquired by the Borrowers (collectively, the "Licenses");

               (x) Any written agreement granting any right with respect to any invention on which a Patent, as defined below, is in existence, whether now owned or hereafter acquired by the Borrowers (collectively, the "Patent Licenses");

               (xi) (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country and (b) all reissues, continuations, continuations-in-part or extensions thereof (individually, a "Patent" and collectively, the "Patents"), whether the Borrowers now hold or hereafter acquire any interest;

               (xii) Any written agreement granting any right to use any Trademark or Trademark registration, whether now owned or hereafter acquired by the Borrowers (collectively, the "Trademark Licenses");

               (xiii) (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all reissues, extensions or renewals thereof, (collectively, "Trademarks"), whether such Trademarks are now owned or hereafter acquired by the Borrowers; and

               (xiv) All proceeds (the "Proceeds"), as that term is defined in Section 9-306(1) of the UCC, and in any event shall include, without limitation, (a) all Accounts, Chattel Paper, Instruments, cash and other proceeds payable to the Borrowers from time-to-time in respect of any of the foregoing collateral security, (b) all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrowers from time-to-time with respect to any of the collateral security, (c) all payments, in any form whatsoever, made or due and payable to the Borrowers from time-to-time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the collateral security by any governmental body, authority, bureau or agency, or any person acting under color of governmental authority, (d) all tax refunds, and (e) all other amounts from time-to-time paid or payable under or in connection with any of the Collateral.

                                  ARTICLE IX.

                                    Default

         9.1 Events of Default. (a) The Obligations shall, at the option of the Lender, become immediately due and payable without notice or demand upon the occurrence of any of the following events (collectively, "Events of Default" and individually, an "Event of Default"):

               (i) failure of the Borrowers to pay any installment of principal or interest or any other Obligations or such failure by any guarantor of any of the Obligations;

               (ii) breach of any of the Obligations by the Borrowers or any guarantor including, without limitation, any covenant, representation or warranty contained herein, or the Borrowers' failure to perform any act, duty or obligation as required by this Agreement or any of the other Financing Agreements which breach or failure continues for 10 days;

               (iii) the making by the Borrowers of any material misrepresentation of a material fact to the Lender;

               (iv) Insolvency of the Borrowers or any guarantor or surety for the Obligations, or business failure, appointment of a receiver or custodian, or assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by or against the Borrowers or any guarantor for the Obligations; appointment of a committee of creditors or liquidating banks, or offering of a composition or extension to creditors by, for or of the Borrowers; however, if an involuntary bankruptcy petition is filed, an event of default shall not occur unless such petition is not dismissed within 75 days of filing;

               (v) the loss, revocation or failure to renew any license and/or permit now held or hereafter acquired by the Borrowers which materially affects the ability of the Borrowers to continue its operations as presently conducted;
               (vi)      a default, after the expiration of any
applicable grace period, in any other Financing Agreement or any other agreements between the Lender and the Borrowers or any guarantors;

               (vii)     the filing of any lien, voluntary or
involuntary, on the Collateral, which in the case of an involuntary lien is not discharged of record within 30 days of filing;

               (viii)    dissolution of any of the Borrowers;

               (ix) the Lender, in its reasonable discretion, deems itself insecure; or

               (x) the occurrence of an Event of Default (as such term is defined in the Gibraltar Loan Agreement) under the Gibraltar Loan Agreement.

         (b) The Borrowers expressly waive any presentment, protest, notice of protest or other notice of any kind. Subject to the terms of the Intercreditor Agreement, the Lender may proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or the Note, or in aid of the exercise of any power granted in either this Agreement, the Note or the other Financing Agreements, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which the Lender may have by reason of the occurrence of any Event of Default hereunder.

         9.2 Declared Default. Subject to the terms of the Intercreditor
Agreement: (a) Upon demand after the occurrence of an Event of Default, the Lender shall have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies which Lender may have under law and equity, the following rights and remedies, all of which may be exercised with or without further notice to the Borrowers and without a prior judicial or administrative hearing or notice, which notice and hearing are expressly waived by the Borrowers: (i) to enforce or foreclose the liens and security interests created under the Financing Agreements, this Agreement or under any other agreement relating to the Collateral by any available judicial procedure or without judicial process, (ii) to enter any premises where any Collateral may be located for the purpose of taking possession or removing the same, (iii) to sell, assign, lease, or otherwise dispose of Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Lender, all at the Lender's sole option and as the Lender in its reasonable discretion may deem advisable, (iv) to bid or become purchaser at any such sale if public, free from any right of the Borrowers of redemption after sale, which is expressly waived by the Borrowers, and (v) at the option of the Lender, to apply or be credited with the amount of all or any part of the Obligations against the purchase price bid by the Lender at any such sale.

         (b) The Lender may at any time, after demand after the occurrence of an Event of Default, at the Lender's sole discretion: (i) give notice of assignment to any Account Debtor; (ii) collect Accounts directly and charge Borrowers the reasonable collection costs and expenses; (iii) settle or adjust disputes and claims directly with Account Debtor for amounts and upon terms which the Lender considers advisable; (iv) exercise all other rights granted in this Agreement and the other Financing Agreements; (v) receive, open and dispose of all mail addressed to the Borrowers and notify the Post Office authorities to change the address for delivery of the Borrowers' mail to an address designated by the Lender; (vi) endorse the name of the Borrowers on any checks or other evidence of payment that may come into possession of the Lender and on any invoice, freight or express bill, bill of lading or other document; (vii) in the name of the Borrowers or otherwise, demand, sue for, collect and give acquittance for any and all monies due or to become due on Accounts; (viii) compromise, prosecute or defend any action, claim or proceeding concerning Accounts; and (ix) do any and all things necessary and proper to carry out the purposes contemplated in this Agreement, the other Financing Agreements and any other agreement between the parties.

         (c) The Lender and any person acting as its attorney hereunder shall not be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for bad faith and willful misconduct. The Borrowers agree that the powers granted hereunder, being coupled with an interest, and shall be irrevocable so long as any Obligation remains unsatisfied. Notwithstanding the foregoing, the Borrowers acknowledges that the Lender is under no duty to take any of the foregoing actions and that after having made demand upon the Account Debtors for payment, the Lender shall have no further duty as to the collection or protection of Accounts or any income therefrom and no further duty to preserve any rights pertaining thereto, other than the safe custody thereof.

         9.3 Duties After Demand or Default. Subject to the terms of the

Intercreditor Agreement: (a) The Borrowers will, at the Lender's request, assemble all Collateral and make it available to the Lender at places which the Lender may reasonably select and will make available to the Lender all premises and facilities of the Borrowers for the purpose of the Lender taking possession of Collateral or of removing or putting the Collateral in salable form. In the event any goods called for in any sales order, contract, invoice or other instrument or agreement evidencing or purporting to give rise to any Account shall not have been delivered or shall be claimed to be defective by any customer, the Lender shall have the right in its discretion to use and deliver to such customer any goods of the Borrowers to fulfill such order, contract or the like so as to make good any such Account. If any Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, the Lender shall have the right, but shall not be obligated, to do such repairing, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such salable form as the Lender shall deem appropriate, but the Lender shall have the right to sell or dispose of such Collateral without such processing;

         (b) The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of Collateral shall be applied first to the expenses, including all reasonable attorney's and professional fees, of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating the Collateral and then to the satisfaction of all Obligations, application as to particular Obligations or against principal or interest to be at the Lender's sole discretion and the balance of the proceeds, if any, shall be paid to the Borrowers. The Borrowers shall be liable to the Lender and shall pay to the Lender on demand any deficiency which may remain after such sale, disposition, collection or liquidation of Collateral.

         9.4 Borrowers Indemnification. The Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the liquidation of any of the Collateral, including the settlement, collection or payment of any of the Collateral accounts or any instrument received in payment thereof, or any damage resulting therefrom, provided that the Lender acted in a commercially reasonable manner in its liquidation of any of the Collateral. The Borrowers agree to indemnify and hold harmless the Lender against any claim, loss or damage arising out of the liquidation of any of the Collateral, including the settlement, collection or payment of any of the Collateral accounts or any instrument received in payment thereof, provided that the Lender acted in a commercially reasonable manner in its liquidation of any of the Collateral.

         9.5 Cumulative Remedies. The enumeration of the Lender's rights and remedies set forth in this Article is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist in law or at equity or by suit or otherwise. The Lender's delay or failure to take action in exercising any right, power or privilege shall not operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any event of default. No course of dealing between the Borrowers and the Lender or their employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default.

                                  ARTICLE X.

                                 Miscellaneous

         10.1 Expenses. Whether or not the transactions contemplated herein shall be consummated, the Borrowers agree to pay all reasonable out-of-pocket expenses, including reasonable fees and expenses of the Lender's counsel, of the Lender incurred in connection with the preparation of this Agreement, the Note, the Warrant, the other Financing Agreements and any amendments or supplements hereto and thereto, and all expenses, including reasonable fees and expenses of the Lender or the Lender's counsel, incidental to the collection of monies due hereunder or under the Note or the other Financing Agreements and/or the enforcement of the rights, including the protection thereof, of the Lender under any provisions of this Agreement, and the Note and the other Financing Agreements.

         10.2 Set-off. The Borrowers give the Lender a lien and right of setoff for all the Obligations upon and against all its deposits, credits, collateral and property now or hereafter in the possession or control of the Lender or in transit to it. The Lender may, upon the occurrence of any Event of Default, apply or set off the same, or any part thereof, to any Obligations of the Borrowers to the Lender.

         10.3 Covenants to Survive. Binding Agreement. All covenants, agreements, warranties and representations made herein, in the Note, in the other Financing Agreements, and in all certificates or other documents of the Borrowers shall survive the advances of money made by the Lender to the Borrowers hereunder and the delivery of the Note and the other Financing Agreements until the Obligations are satisfied in full. All such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of the Lender and its successors and assigns, whether or not so expressed. In the event that the Lender is forced to disgorge any monies which the Lender receives, directly or indirectly, in payment of the Debt, all of the Financing Agreements shall be deemed reinstated to the extent of any such disgorged amount and the Lender shall be entitled to all rights and remedies at law, in equity or under this Agreement. The last sentence of this provision shall remain in effect for six years after the satisfaction of the Obligations.

         10.4 Cross-Collateralization. All Collateral which the Lender may at any time acquire from the Borrowers or from any other source in connection with the Obligations arising under this Agreement and the other Financing Agreements shall constitute collateral for each and every Obligation, without apportionment or designation as to particular Obligations. All Obligations, however and whenever incurred, shall be secured by all Collateral however and whenever acquired. The Lender shall have the right, in its sole discretion, to determine the order in which the Lender's rights in or remedies against any Collateral are to be exercised and which type of Collateral or which portions of Collateral are to be proceeded against and the order of application of proceeds of Collateral as against particular Obligations.

         10.5 Amendments and Waivers. This Agreement, the Note, the Warrant, the other Financing Agreements, and any term, covenant or condition hereof or thereof may not be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto.

         10.6 Notices. All notices, requests, consents, demands and other communication" hereunder shall be in writing and shall be mailed by registered or certified first class mail or delivered by an overnight courier or by facsimile, to the respective parties to this Agreement as follows:

         If to the Borrowers:   Lunn Industries, Inc.
                                1 Garvies Point Road
                                Glen Cove, New York 11542
                                Attn: Alan Baldwin

         With a copy to:        Muenz & Meritz, PC
                                3 Hughes Place
                                Dix Hills, New York 11746
                                Attn: Lawrence Muenz, Esq.

         If to the Lender:      Fleet National Bank
                                of Connecticut
                                One Corporate Center MSN 921
                                Hartford, Connecticut 06120
                                Attn: Mr. Theodore Maniatis


        With a copy to:         Hahn & Hessen LLP
                                350 Fifth Avenue
                                New York, New York 10118
                                Attn: Daniel J. Krauss, Esq.

All such notices and communications shall be deemed to have been delivered on the date of delivery thereof, one day after receipt of facsimile or on the third business day after the mailing thereof.

         10.7 Transfer of Lender's Interest. The Borrowers agree that the Lender, in its sole discretion and upon prior written notice to the Borrowers, may freely sell, assign or otherwise transfer participations, portions, co-lender interests or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part. In the event of any such transfer, the transferee may, in Lender's sole discretion, have and enforce all the rights, remedies and privileges of Lender. Each of the Borrowers consents to the release by Lender to any potential transferee, so long as such transferee is a financial institution, of any and all information including, without limitation, financial information pertaining to the Borrowers as Lender, in its sole discretion, may deem appropriate. If such transferee so participates with Lender in making loans or advances hereunder or under any other agreement between Lender and the Borrowers, each of the Borrowers grants to such transferee and such transferee shall have and is hereby given a continuing lien and security interest in any money, securities or other property of the Borrowers in the custody or possession of such transferee, including the right of set off, to the extent of such transferee's participation in the Obligations.

         10.8 Section Headings. Severability. Entire Agreement. Section and subsection headings have been inserted herein for convenience of reference only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Note and the other Financing Agreements is intended to be severable; if any term or provision of this Agreement, the Note, the other Financing Agreements, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and Schedules to this Agreement shall be deemed to be part of this Agreement. This Agreement, the other Financing Agreements, and the Exhibits and Schedules attached hereto and thereto embody the entire agreement and understanding among the Borrowers and the Lender and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.

         10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered shall be an original, and it shall not be necessary when making proof of this Agreement to produce or account for more than one counterpart.

         10.10 Governing Law; Consent to Jurisdiction. This Agreement and the other Financing Agreements, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the state of Connecticut. The Borrowers expressly submit and consent in advance to the jurisdiction of the appropriate courts within the state of Connecticut in any action or proceeding.

         10.11 Uniform Commercial Code. The Borrowers shall comply with, and the Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code, as enacted in Connecticut, as amended.

         10.12 Further Assurances. At the request of the Lender, the Borrowers agree that at their expense, they shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect and protect the Security Interests, including, but not limited to financing statements on Form UCC-1, or to enable the Lender to exercise and enforce its rights and remedies hereunder.

         10.13 Prejudgment Remedy Waiver: Waivers. EACH OF THE BORROWERS ACKNOWLEDGES THAT THE LOANS EVIDENCED HEREBY ARE A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 9038 OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, AND

FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS. EACH OF THE BORROWERS ACKNOWLEDGES THAT IT MARES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

         10.14 Jury Trial Waiver. EACH OF THE BORROWERS WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OR THE ENFORCEMENT OF ANY OF LENDER'S RIGHTS. EACH OF THE BORROWERS ACKNOWLEDGES THAT IT NARES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS.

The parties have executed this Agreement on the date first written above.

SIGNED IN THE PRESENCE OF:      LUNN INDUSTRIES, INC.

                                By:______________________
                                   Alan Baldwin,
                                   Chairman and Chief
                                    Executive Officer

                                ALCORE, INC.

                                By:______________________
                                   Alan Baldwin,
                                   Chairman and Chief
                                    Executive Officer

                                FLEET NATIONAL BANK OF
                                    CONNECTICUT

                                By:______________________
                                   Theodore Maniatis,
                                   Vice President

STATE OF NEW YORK )
                  )ss.:
COUNTY OF NEW YORK)

         Before me, the undersigned, this ___ day of December, 1995 personally appeared Alan Baldwin, known to me to be the Chairman and Chief Executive Officer of Lunn Industries, Inc., and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer and the free act and deed of the corporation.

         IN WITNESS WHEREOF, I hereunto set my hand.

                                ---------------------------
                                Notary Public

STATE OF NEW YORK )
                  )ss.:
COUNTY OF NEW YORK)

         Before me, the undersigned, this ___ day of December, 1995 personally appeared Alan Baldwin, known to me to be the Chairman and Chief Executive Officer of Alcore, Inc., and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer and the free act and deed of the corporation.

         IN WITNESS WHEREOF, I hereunto set my hand.

                                ---------------------------
                                Notary Public

STATE OF NEW YORK )
                  )ss.:
COUNTY OF NEW YORK)

         Before me, the undersigned, this ___ day of December, 1995 personally appeared Theodore Maniatis, known to me to be the Vice President of Fleet National Bank of Connecticut, and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer and the free act and deed of the corporation.

         IN WITNESS WHEREOF, I hereunto set my hand.

                                ---------------------------
                                Notary Public

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